Back to Form 8-K
Exhibit 99.1

WELLCARE REPORTS FOURTH QUARTER AND YEAR-END 2014 RESULTS
Provides 2015 Guidance

TAMPA, Fla. (February 11, 2015) – WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the fourth quarter and year ended December 31, 2014. As determined under generally accepted accounting principles (GAAP), net income for the fourth quarter of 2014 was $7.7 million, or $0.18 per diluted share. Adjusted (non-GAAP) net income for the fourth quarter of 2014 was $18.0 million, or $0.41 per diluted share.  The Company incurred approximately $15.1 million, or $0.22 per diluted share of influenza costs in the fourth quarter in excess of the average of the prior two years’ same period costs.

As determined under GAAP, the Company reported net income for the year 2014 of $63.7 million, or $1.44 per diluted share. Adjusted net income for 2014 was $90.9 million, or $2.06 per diluted share.

“While we are disappointed with our Fourth Quarter earnings due to the effect of the early and more severe flu season on our Medicaid business, we are focused on enhancing our core capabilities to deliver stronger performance in 2015 and to seize long-term growth opportunities,” said Kenneth A. Burdick, WellCare's Chief Executive Officer.  “I am confident that with the leadership of our new management team, we will better execute to drive forecasted improvements in net income in all three of our business segments.”

Highlights

•	For 2014, premium revenue grew to over $12.8 billion, an increase of 36% compared with 2013, driven by increases in premium revenue for each of the Company’s three segments.

•
In 2014, WellCare was awarded a contract for the Florida Medicaid Managed Medical Assistance program (MMA) in 8 out of the 11 regions in Florida.  WellCare has a #1 market share and has grown from 394,000 members in the prior Medicaid program at year-end 2013 to over 650,000 in the Florida MMA program at December 31, 2014.

•
As of January 2015, the Company’s Medicare Advantage membership stood at 337,000 members.  The approximate decrease of 37,000 members was driven by the bid actions and county withdrawals in California designed to improve the performance of Easy Choice (resulting in a 28,000 member decrease in California) as well as the Company’s exit of the Arizona, Missouri, and Ohio markets representing 8,000 members as of year-end 2014. For 2015, WellCare offers Medicare Advantage plans in 15 states.

•
As of January 2015, the Company’s PDP segment membership stood at 1.1 million compared to 1.4 million in December 2014 due to the actions the Company took in its 2015 bids submitted in June of 2014. For 2015, WellCare's PDP bids were below the benchmarks in 13 of the 33 CMS regions and within the de minimis range for 9 additional regions.

•
The fourth quarter of 2014 included favorable prior period reserve development in the amount of $15.9 million.  Medical benefits payable remained at $1.5 billion as of December 31, 2014, compared with September 30, 2014.  Days in claims payable (DCP) were 46 days as of December 31, 2014, compared with 45 days as of September 30, 2014, and 42 days as of December 31, 2013.

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

Company Operations for the Fourth Quarter of 2014

As determined under GAAP, net income for the fourth quarter of 2014 was $7.7 million, or $0.18 per diluted share, compared with net income of $42.9 million, or $0.97 per diluted share, for the fourth quarter of 2013. Adjusted net income for the fourth quarter of 2014 was $18.0 million, or $0.41 per diluted share, compared with adjusted net income of $48.2 million, or $1.09 per diluted share, for the fourth quarter of 2013. The decrease resulted primarily from reduced gross margin rates in the Company's Medicaid and PDP segments. These unfavorable variances were offset in part by higher revenues and a lower administrative expense ratio.

Membership, as of December 31, 2014, increased 45% to 4.1 million compared with membership of 2.8 million as of December 31, 2013. Premium revenue for the fourth quarter of 2014 increased 40% year over year to $3.4 billion. Medical benefits expense for the fourth quarter of 2014 was $3.0 billion, an increase of 42% from the fourth quarter of 2013.

Selling, general and administrative (SG&A) expense as determined under GAAP was $283 million in the fourth quarter of 2014 compared with $219 million for the same period in 2013. Adjusted (non-GAAP) SG&A expense was $275 million in the fourth quarter of 2014, an increase of 31% from $210 million for the same period last year. The increase was driven primarily by increased membership and the Company’s investments in people, processes and tools. The adjusted administrative expense ratio was 8.2% in the fourth quarter of 2014 compared with 8.7% for the same period in 2013. The decrease resulted from improved operating leverage associated with the Company’s revenue growth, productivity gains, and lower compensation expense related to reduced management incentive compensation, offset in part by investments in operational infrastructure and growth initiatives.

Medicaid Health Plans Segment Operations

The Medicaid Health Plans segment membership increased by 551,000, or 31% year over year, to 2.3 million members as of December 31, 2014. The increase resulted mainly from growth in the Florida, Kentucky, and Georgia programs, as well as the inclusion of membership from the Company’s New Jersey acquisition. Premium revenue was $2.1 billion for the fourth quarter of 2014, an increase of 45% year over year, and was driven by the increase in membership and changes in the geographic and demographic mix of membership, as well as higher per member per month rates relating to the Florida MMA program membership.

The Medicaid Health Plans segment gross margin rate for the fourth quarter of 2014 was 8.6%, a decrease of 300 basis points compared with the fourth quarter of 2013. The decrease resulted mainly from higher segment medical benefits ratio (MBR). The segment MBR of 91.7% for the fourth quarter of 2014 increased 330 basis points from the fourth quarter of 2013, primarily due to the impact of higher current period medical and pharmacy costs associated with the Florida MMA program and influenza costs that were higher than in fourth quarter of 2013, offset in part by net favorable prior period reserve development recognized in the fourth quarter of 2014 compared with the net unfavorable prior period development in the fourth quarter of 2013.

Medicare Health Plans Segment Operations

The Medicare Health Plans segment membership as of December 31, 2014, increased by 127,000 year over year, or 44%, to 417,000 members. Medicare Advantage plans membership as of December 31, 2014, was 374,000, an increase of 29%, or 84,000 members. Segment premium revenue for the quarter grew 29% year over year to just over $1 billion. The membership and revenue growth resulted primarily from organic sales activity primarily in Florida, California, New York, and Texas, as well as the membership gained in the Company's Windsor acquisition. Partially offsetting the increase in revenue was the impact of CMS premium rate decreases in 2014 compared with 2013.

WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

The Medicare Health Plans segment gross margin rate for the fourth quarter of 2014 was 12.4%, an increase of 40 basis points compared with the fourth quarter of 2013. The increase resulted from lower segment MBR. The segment MBR of 86.5% for the fourth quarter of 2014 decreased 150 basis points from the fourth quarter of 2013, primarily as a result of net favorable prior period reserve development recognized in the fourth quarter of 2014 compared with the net unfavorable prior period development in the fourth quarter of 2013.

Medicare Prescription Drug Plans Segment Operations

The Medicare Prescription Drug Plans (PDPs) segment membership as of December 31, 2014, increased 595,000 year over year, or 75%, to 1.4 million members. The increase primarily was due to new members attributable to the outcome of the 2014 bids, as well as the inclusion of membership from the Windsor acquisition. Premium revenue for the quarter increased 46% to $252 million, primarily due to the increase in membership, offset in part by a lower average premium per member.

The PDP segment gross margin rate for the fourth quarter of 2014 was 19.1%, a decrease of 630 basis points year over year, as a result of the higher segment MBR as well as the implementation of the ACA industry fee. The segment MBR for the fourth quarter of 2014 of 79.8% increased 520 basis points compared with the fourth quarter of 2013. The increase resulted from higher drug unit costs, increased utilization of branded and specialty medications and the outcome of the Company's 2014 bids.

Cash Flow and Financial Condition

Net cash provided by operating activities was $299.3 million for the year ended December 31, 2014, compared with net cash provided by operating activities of $178.9 million for the year ended December 31, 2013.

As of December 31, 2014, unregulated cash and investments were approximately $89 million, compared with $458 million as of September 30, 2014. The decrease resulted mainly from funding provided to certain regulated subsidiaries for various subsidies and other payments the subsidiaries made on behalf of CMS as a Part D plan sponsor for which CMS will reimburse the Company in late 2015.

Financial Outlook

WellCare currently anticipates that for the year ending December 31, 2015, adjusted net income per diluted share will be between approximately $3.15 and $3.40.

Elements of the Company’s 2015 financial outlook are as follows:

•	Premium revenue is expected to be between $13.5 and $13.8 billion.

•	Premium revenues and MBRs for each of the Company’s segments are anticipated as follows:

Segments	Premium Revenue	MBRs
Medicaid	$8.5 to $8.7 billion	89.25% to 90.25%
Medicare Health Plans	$3.95 to $4.05 billion	85.00% to 86.50%
Medicare PDP	$1.0 to $1.1 billion	85.50% to 87.00%

•	The adjusted administrative expense ratio is expected to be between 8.0% and 8.2%.

WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

•	The ACA fee expense is expected to be between $230 and $235 million. This amount does not reflect the anticipated reimbursement by state Medicaid government customers.

o	Similar to 2014, WellCare expects 100% of its Medicaid states to reimburse for the Medicaid portion of the ACA fee, grossed up for taxes; this is expected to be between $215 million and $219 million

•	Depreciation and amortization expense is expected to be between $70 and $72 million

•	Interest expense is anticipated to be between $47 and $49 million

•	The effective income tax rate is expected to be between 60.25% and 62.25%

•	Capital expenditures are expected to be between $110 million and $120 million in 2015

•	Adjusted Earnings will exclude the impact of:

o	Certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs; and

o	Any transitory costs incurred in 2015 related to the Company’s decision to change pharmacy benefit managers as of January 1, 2016

Webcast

A discussion of WellCare’s fourth quarter of 2014 results will be webcast live on Wednesday, February 11, 2015, beginning at 8:30 a.m. Eastern Time. A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days. The webcast will be available via the Company’s web site at www.wellcare.com.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The Company served approximately 4.1 million members nationwide as of December 31, 2014. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Basis of Presentation

In addition to results determined under GAAP, WellCare provides certain non-GAAP measurements that management believes are useful in assessing the Company’s performance. Following is a description of the calculation of important GAAP and non-GAAP measures used in this news release.

Premium revenue [as used in this news release and basis of presentation below] = GAAP total premium revenue – (Medicaid state premium taxes revenue + Medicaid state reimbursements of the ACA industry fee).

Gross margin = premium revenue – (medical benefits expense + ACA industry fee expense).

Gross margin rate = gross margin / premium revenue.

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

MBR (non-GAAP) = medical benefits expense / premium revenue.  The Company’s Medicaid MBR guidance uses this non-GAAP definition of MBR.

MBR (GAAP) = medical benefits expense / GAAP total premium revenue.

Net income and certain other operating results are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs. Management believes these government investigation-related expenses are not indicative of long-term business operations.

Adjusted SG&A expense (non-GAAP) = SG&A expense – certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs.

The adjusted administrative expense ratio (non-GAAP) = adjusted SG&A expense / (total revenues – Medicaid state premium taxes revenue – Medicaid state ACA industry fee reimbursements revenue).

The administrative expense ratio (GAAP) = SG&A expense / total revenues.

Please refer to the schedules in this news release that provide supplemental information that reconcile results determined under GAAP to non-GAAP results.

The schedules contained in this news release may contain totals that do not foot due to rounding.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the Company’s financial outlook and reimbursement of the ACA industry fee by state Medicaid programs contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue,  WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors and WellCare’s ability to comply with the terms of the Corporate Integrity Agreement. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the U.S. Securities and Exchange Commission (the SEC), included under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, and other filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

CONTACTS:
Investor:
Drew Asher
Senior Vice President and Chief Financial Officer
813-206-4421
drew.asher@wellcare.com

Media:
Crystal Warwell Walker
Director, Corporate Public Relations
813-206-2697
crystal.walker@wellcare.com

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME DATA
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Premium	$3,354.3	$2,417.2	$12,714.4	$9,433.4
Medicaid premium taxes	19.5	16.6	76.5	75.7
ACA industry fee reimbursement	30.7	–	124.6	–
Total premium	3,404.5	2,433.8	12,915.5	9,509.1
Investment and other income	10.3	5.0	44.4	18.8
Total revenues	3,414.8	2,438.8	12,959.9	9,527.9

Expenses:
Medical benefits	2,994.4	2,110.7	11,455.2	8,258.6
Selling, general and administrative	283.0	218.9	1,018.8	856.5
ACA industry fee	34.4	–	137.7	–
Medicaid premium taxes	19.5	16.6	76.5	75.7
Depreciation and amortization	16.0	12.3	59.9	44.1
Interest	11.4	6.1	39.4	11.9
Impairment and other charges	–	–	24.1	–
Total expenses	3,358.7	2,364.6	12,811.6	9,246.8
Income from operations	56.1	74.2	148.3	281.1
Bargain purchase gain	(2.1)	–	29.5	–
Loss on extinguishment of debt	–	(2.8)	–	(2.8)
Income before income taxes	54.0	71.4	177.8	278.3
Income tax expense	46.3	28.5	114.1	103.0
Net income	$7.7	$42.9	$63.7	$175.3

Net income per common share:
Basic	$0.18	$0.98	$1.45	$4.03
Diluted	$0.18	$0.97	$1.44	$3.98

Weighted average common shares outstanding:
Basic	43,902,192	43,731,435	43,864,367	43,535,927
Diluted	44,222,272	44,084,916	44,163,601	44,000,563

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in millions except share data)

	Dec. 31, 2014	Dec. 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$1,313.5	$1,482.5
Investments	172.8	314.7
Premiums receivable, net	609.0	490.7
Pharmacy rebates receivable, net	358.9	165.5
Receivables from government partners	83.0	–
Funds receivable for the benefit of members	781.5	93.5
Income taxes receivable	–	7.1
Prepaid expenses and other current assets, net	170.5	115.0
Deferred income tax asset	37.1	23.7
Total current assets	3,526.3	2,692.7

Property, equipment and capitalized software, net	187.1	147.4
Goodwill	263.2	236.8
Other intangible assets, net	101.0	66.5
Long-term investments	257.3	80.4
Restricted investments	150.3	82.5
Other assets	9.8	144.4
Total Assets	$4,495.0	$3,450.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Medical benefits payable	$1,483.8	$953.4
Unearned premiums	86.9	0.2
Accounts payable	18.9	22.3
Other accrued expenses and liabilities	294.7	187.7
Current portion of amount payable related to investigation resolution	35.2	36.2
Income taxes payable	1.9	–
Other payables to government partners	14.3	37.3
Total current liabilities	1,935.7	1,237.1

Deferred income tax liability	48.4	55.4
Amount payable related to investigation resolution	–	34.1
Long-term debt	900.0	600.0
Other liabilities	15.0	6.2
Total liabilities	2,899.1	1,932.8

Commitments and contingencies	–	–

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–
Common stock, $0.01 par value (100,000,000 authorized, 43,914,106 and 43,766,645 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively)	0.4	0.4
Paid-in capital	503.0	489.4
Retained earnings	1,093.1	1,029.4
Accumulated other comprehensive loss	(0.6)	(1.3)
Total stockholders' equity	1,595.9	1,517.9
Total Liabilities and Stockholders' Equity	$4,495.0	$3,450.7

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in millions)

	For the Year Ended December 31,
	2014	2013
Cash provided by operating activities:
Net income	$63.7	$175.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59.9	44.1
Equity-based compensation expense	15.7	12.5
Bargain purchase gain	(29.5)	–
Impairment and other charges	24.1	9.0
Loss on extinguishment of debt	–	2.8
Incremental tax benefit from equity-based compensation	(0.6)	(3.6)
Deferred taxes, net	(6.8)	15.5
Provision for doubtful receivables	15.2	10.6
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(46.2)	(77.3)
Pharmacy rebates receivable, net	(161.2)	(38.7)
Prepaid expenses and other current assets, net	(31.8)	(13.7)
Medical benefits payable	423.4	148.8
Unearned premiums	82.4	0.1
Accounts payable and other accrued expenses	10.1	(30.8)
Other payables to government partners	(106.0)	(51.0)
Amount payable related to investigation resolution	(35.1)	(35.2)
Income taxes receivable/payable, net	9.5	9.8
Other, net	12.5	0.7
Net cash provided by operating activities	299.3	178.9

Cash used in investing activities:
Acquisitions, net of cash acquired	48.0	(40.5)
Cash advanced for acquisitions	–	(133.6)
Purchases of investments	(346.7)	(416.7)
Proceeds from sale and maturities of investments	359.2	375.8
Purchases of restricted investments	(70.0)	(45.8)
Proceeds from maturities of restricted investments	8.7	32.3
Additions to property, equipment and capitalized software, net	(74.8)	(62.0)
Net cash used in investing activities	(75.6)	(290.5)

Cash (used in) provided by financing activities:
Proceeds from debt, net of financing costs paid	298.6	816.4
Proceeds from exercises of stock options	0.5	10.3
Incremental tax benefit from equity-based compensation	0.6	3.6
Repurchase and retirement of shares to satisfy tax withholding requirements	(3.1)	(4.1)
Payments on debt	–	(365.0)
Payments on capital leases	(1.4)	(1.6)
Funds (paid) received for the benefit of members, net	(687.9)	34.0
Net cash (used in) provided by financing activities	(392.7)	493.6

(Decrease) increase in cash and cash equivalents	(169.0)	382.0
Balance at beginning of period	1,482.5	1,100.5
Balance at end of period	$1,313.5	$1,482.5

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$100.9	$80.5
Cash paid for interest	$36.9	$6.3

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$11.7	$2.9

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
MEMBERSHIP INFORMATION
(Unaudited)

	As of December 31,
	2014	2013
Medicaid Health Plans Membership by State:
Florida	722,000	486,000
Georgia	604,000	540,000
Kentucky	420,000	292,000
Illinois	161,000	141,000
New York	116,000	98,000
All other States	287,000	202,000
Total Medicaid Health Plans Membership by State	2,310,000	1,759,000

Medicaid Health Plans Membership by Program:
TANF	1,863,000	1,317,000
CHIP	178,000	212,000
SSI, ABD and Other	263,000	206,000
FHP and Georgia Family Planning	6,000	24,000
Total Medicaid Health Plans Membership by Program	2,310,000	1,759,000

Medicare Health Plans:
Medicare Advantage Health Plans	374,000	290,000
Medicare Supplement Insurance	43,000	–
Total Medicare Health Plans	417,000	290,000

Medicare Prescription Drug Plans	1,392,000	797,000

Total Membership	4,119,000	2,846,000

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SEGMENT PREMIUM REVENUE INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Total premium revenue:
Medicaid Health Plans:
Kentucky	$615.9	$366.5	$2,287.3	$1,318.3
Georgia	430.8	370.8	1,624.3	1,513.5
Florida	535.3	294.7	1,744.2	1,109.3
Other states	541.1	427.9	2,041.6	1,644.4
Medicaid premium taxes	19.5	16.6	76.5	75.7
Total Medicaid Health Plans	2,142.6	1,476.5	7,773.9	5,661.2

Medicare Health Plans:
Medicare Advantage Health plans	986.1	784.7	3,866.1	3,071.0
Medicare Supplement	23.6	-	97.1	-
Total Medicare Health Plans	1,009.7	784.7	3,963.2	3,071.0

Prescription Drug Plans	252.2	172.6	1,178.4	776.9
Total Premium Revenue	$3,404.5	$2,433.8	$12,915.5	$9,509.1

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SEGMENT GROSS MARGIN INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Medicaid Health Plans Segment:
Total premium revenue	$2,142.6	$1,476.5	$7,773.9	$5,661.2
Medicaid state premium taxes	19.5	16.6	76.5	75.7
Premium revenue excluding Medicaid state premium taxes	2,123.1	1,459.9	7,697.4	5,585.5
Medical benefits expense	1,919.6	1,291.1	6,853.1	4,927.4
Subtotal	203.5	168.8	844.3	658.1
ACA industry fee expense	21.0	–	81.6	–
Gross margin	$182.5	$168.8	$762.7	$658.1
Gross margin rate	8.6%	11.6%	9.9%	11.8%

Premium revenue excluding Medicaid state premium taxes	$2,123.1	$1,459.9	$7,697.4	$5,585.5
Medicaid state ACA industry fee reimbursements	30.7	–	124.6	–
Premium revenue excluding Medicaid state premium taxes and ACA industry fee reimbursements	$2,092.4	$1,459.9	$7,572.8	$5,585.5
Medical benefits ratio:
Total premium revenues (GAAP)	89.6%	87.4%	88.2%	87.0%
Excluding Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements (non-GAAP)	91.7%	88.4%	90.5%	88.2%

Medicare Health Plans Segment:
Premium revenue	$1,009.7	$784.7	$3,963.2	$3,071.0
Medical benefits expense	873.5	690.9	3,506.9	2,659.5
Subtotal	136.2	93.8	456.3	411.5
ACA industry fee expense	10.6	–	44.7	–
Gross margin	$125.6	$93.8	$411.6	$411.5

Gross margin rate	12.4%	12.0%	10.4%	13.4%
Medical benefits ratio	86.5%	88.0%	88.5%	86.6%

Prescription Drug Plans Segment:
Premium revenue	$252.2	$172.6	$1,178.4	$776.9
Medical benefits expense	201.4	128.7	1,095.2	671.7
Subtotal	50.8	43.9	83.2	105.2
ACA industry fee expense	2.7	–	11.4	–
Gross margin	$48.1	$43.9	$71.8	$105.2

Gross margin rate	19.1%	25.4%	6.1%	13.5%
Medical benefits ratio	79.8%	74.6%	92.9%	86.5%

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
COMPANY GROSS MARGIN INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Company:
Total premium revenue	$3,404.5	$2,433.8	$12,915.5	$9,509.1
Medicaid state premium taxes	19.5	16.6	76.5	75.7
Premium revenue excluding Medicaid state premium taxes	3,385.0	2,417.2	12,839.0	9,433.4
Medical benefits expense	2,994.4	2,110.7	11,455.2	8,258.6
Subtotal	390.6	306.5	1,383.8	1,174.8
ACA industry fee expense	34.4	–	137.7	–
Gross margin	$356.2	$306.5	$1,246.1	$1,174.8
Gross margin rate	10.5%	12.7%	9.7%	12.5%

Total premium revenues (GAAP)	$3,404.5	$2,433.8	$12,915.5	$9,509.1
less: Medicaid state premium taxes	19.5	16.6	76.5	75.7
less: Medicaid state ACA industry fee reimbursements	30.7	–	124.6	–
Premium revenue net of Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements	$3,354.3	$2,417.2	$12,714.4	$9,433.4
Medical benefits ratio:
Total premium revenues (GAAP)	88.0%	86.7%	88.7%	86.9%
Excluding Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements (non-GAAP)	89.3%	87.3%	90.1%	87.5%

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
ADMINISTRATIVE EXPENSE RATIO INFORMATION
 (Unaudited; dollars in millions)

The Company reports administrative expense ratio on an adjusted or non-GAAP basis modified to reflect the impact of Medicaid state premium taxes, ACA industry fee reimbursement revenue and expenses associated with government investigations and related litigation on this ratio.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Company premium revenue:
As determined under GAAP	$3,404.5	$2,433.8	$12,915.5	$9,509.1
Medicaid premium taxes	(19.5)	(16.6)	(76.5)	(75.5)
ACA industry fee reimbursement	(30.7)	–	(124.6)	–
Total premium revenue net of premium taxes and ACA industry fee reimbursement	$3,354.3	$2,417.2	$12,714.4	$9,433.4

Administrative expense ratio:
As determined under GAAP	8.3%	9.0%	7.9%	9.0%
Impact of Medicaid premium taxes	0.1%	0.1%	0.0%	0.1%
Impact of ACA industry fee reimbursement	0.1%	0.0%	0.1%	0.0%
Selling, general and administrative expense adjustments(a)	(0.3%)	(0.4%)	(0.3%)	(0.6%)
Adjusted (Non-GAAP)	8.2%	8.7%	7.7%	8.5%

(a)
Results from expenses associated with government investigation-related legal, accounting, and other costs, as well as liabilities for litigation resolution for each of the respective periods, which dollar amounts are disclosed on the schedules below.

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WCG Reports Fourth Quarter and Year-End 2014 Results

February 11, 2015

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Certain GAAP Financial Information
Associated with Government Investigation-Related Matters
(Unaudited; dollars in millions except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended December 31, 2014				For the Three Months Ended December 31, 2013
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$283.0	$(8.3)	(a)(b)	$274.7	$218.9	$(8.9)	(a)(b)	$210.0
Income tax expense	$46.3	$(2.0)	(c)	$44.3	$28.5	$3.6	(c)	$32.1
Net income	$7.7	$10.3		$18.0	$42.9	$5.3		$48.2

Net income per share:
Basic	$0.18	$0.23		$0.41	$0.98	$0.12		$1.10
Diluted	$0.18	$0.23		$0.41	$0.97	$0.12		$1.09
(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $8.1 million and $8.3 million for the three months ended December 31, 2014 and 2013, respectively.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $0.2 million and $0.6 million for the three months ended December 31, 2014 and 2013, respectively.

(c)
Income tax expense:  Had the Company not recorded the government investigation-related items described above, the Company estimates that an income tax benefit of $2.0 million would be recognized for the three months ended December 31, 2014, and income tax expense would be increased by $3.6 million for the three months ended December 31, 2013, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	For the Year Ended December 31, 2014				For the Year Ended December 31, 2013
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$1,018.8	$(37.6)	(a) (b)	$981.2	$856.5	$(57.3)	(a) (b)	$799.2
Income tax expense	$114.1	$10.4	(c)	$124.5	$103.0	$28.9	(c)	$131.9
Net income	$63.7	$27.2		$90.9	$175.3	$28.4		$203.7

Net income per share:
Basic	$1.45	$0.62		$2.07	$4.03	$0.65		$4.68
Diluted	$1.44	$0.62		$2.06	$3.98	$0.65		$4.63
(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $36.2 million and $54.8 million for the year ended December 31, 2014 and 2013, respectively.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $1.4 million and $2.5 million for the twelve months ended December 31, 2014 and 2013, respectively.

(c)
Income tax expense:  Had the Company not recorded the government investigation-related items described above, the Company estimates that its income tax expense would be increased by $10.4 million and $28.9 million for the twelve months ended December 31, 2014 and 2013, respectively, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

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